Filed pursuant to Rule 433

Registration No. 333-185253

Issuer Free Writing Prospectus dated December 4, 2012

Relating to Preliminary Prospectus Supplement dated December 4, 2012

Term Sheet

December 4, 2012

Issuer:	Intel Corporation
Anticipated Ratings:	A1 (Moody’s)/A+ (S&P)/A+ (Fitch)
Security Type:	SEC Registered
Trade Date:	December 4, 2012
Expected Settlement Date:	December 11, 2012

1.350% Senior Notes due 2017

Size:	$3,000,000,000
Maturity Date:	December 15, 2017
Coupon:	1.350%
Interest Payment Dates:	June 15 and December 15, commencing on June 15, 2013
Price to Public:	99.894%
Benchmark Treasury:	0.625% due November 30, 2017
Benchmark Treasury Yield:	0.622%
Spread to Benchmark Treasury:	+75 bps
Yield:	1.372%
Make-Whole Call:	T+12.5bps
CUSIP/ISIN:	458140 AL4 / US458140AL48

2.700% Senior Notes due 2022

Size:	$1,500,000,000
Maturity Date:	December 15, 2022
Coupon:	2.700%
Interest Payment Dates:	June 15 and December 15, commencing on June 15, 2013
Price to Public:	99.573%
Benchmark Treasury:	1.625% due November 15, 2022
Benchmark Treasury Yield:	1.599%
Spread to Benchmark Treasury:	+ 115 bps
Yield:	2.749%
Make-Whole Call:	T+20 bps
CUSIP/ISIN:	458140 AM2 / US458140AM21

4.000% Senior Notes due 2032

Size:	$750,000,000
Maturity Date:	December 15, 2032
Coupon:	4.000%
Interest Payment Dates:	June 15 and December 15, commencing on June 15, 2013

Price to Public:	99.115%
Benchmark Treasury:	2.750% due August 15, 2042
Benchmark Treasury Yield:	2.765%
Spread to Benchmark Treasury:	+130 bps
Yield:	4.065%
Make-Whole Call:	T+20 bps
CUSIP/ISIN:	458140 AN0/ US458140AN04

4.250% Senior Notes due 2042

Size:	$750,000,000
Maturity Date:	December 15, 2042
Coupon:	4.250%
Interest Payment Dates:	June 15 and December 15, commencing on June 15, 2013
Price to Public:	99.747%
Benchmark Treasury:	2.750% due August 15, 2042
Benchmark Treasury Yield:	2.765%
Spread to Benchmark Treasury:	+150 bps
Yield:	4.265%
Make-Whole Call:	T+25 bps
CUSIP/ISIN:	458140 AP5 / US458140AP51

Joint Book-Running Managers:	J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated

Co-Managers:	Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC
Needham & Company, LLC
Wells Fargo Securities, LLC

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the preliminary prospectus supplement if you request it by calling (i) J.P. Morgan Securities LLC collect at 1-212-834-4533 or (ii) Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.